Exhibit 99.1
News Release
Community Healthcare Trust Update on Recent Activities
FRANKLIN, Tenn., January 6, 2017 /PRNewswire/ -- Community Healthcare Trust Incorporated (NYSE: CHCT) provides an update on its activities during the fourth quarter of 2016.
Investments Closed in the Fourth Quarter of 2016
During the fourth quarter of 2016, the Company acquired six properties for an aggregate purchase price of approximately $45.6 million. The Company’s expected returns on these property acquisitions range from approximately 9.0% to 9.7%. The Company funded its fourth quarter investments with cash from operations and proceeds from its credit facility.
Properties under signed Contract
The Company has three properties under definitive purchase agreements for an aggregate expected purchase price of approximately $13.2 million. The Company’s expected return on these investments range from approximately 9.0% to 9.3%. The Company is currently performing due diligence procedures customary for these types of transactions and cannot provide any assurance as to the timing of when or whether these transactions will actually close. The Company anticipates funding these investments with cash from operations and through proceeds from its credit facility.
Properties under signed Term Sheet
The Company has two properties with signed term sheets for an aggregate expected purchase price of approximately $20.3 million. The Company’s expected return on these investments range from approximately 9.3% to 9.6%. The Company is currently negotiating and performing due diligence procedures customary for these types of transactions and cannot provide any assurance as to the timing of when or whether these transactions will actually close. The Company anticipates funding these additional investments with cash from operations, through proceeds from its credit facility, or from net proceeds from debt or equity offerings.
2016 Lease Renewals
The Company renewed approximately 93% of its leased space that matured in 2016. The Company continues to be encouraged by its lease renewals and negotiations.

Executive Stock Purchase Program.
As announced during the first quarter of 2016, the Company’s Chairman, Chief Executive Officer and President entered into a 10b5-1 plan to acquire shares of the Company’s common stock. The trading plan was entered into on February 29, 2016 and became effective April 4, 2016. During the fourth quarter, Mr. Wallace purchased 74,854 shares of the Company’s common stock at prices ranging from $21.21 to $22.70, bringing his total purchases under the plan, which expired on December 31, 2016 to 133,035 shares and an aggregate purchase price of approximately $2.9 million.
Dividend Increase
The Company increased its common stock cash dividend for the quarter ended September 30, 2016. This dividend, in the amount of $0.385 per share, was paid on December 2, 2016 to shareholders of record on November 19, 2016. This dividend rate equates to an annualized dividend of $1.54 per share. Community Healthcare Trust Incorporated has increased its dividend every quarter since its Initial Public Offering.
About Community Healthcare Trust Incorporated
Community Healthcare Trust is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States.  The Company had investments of approximately $217.6 million in 52 real estate properties and mortgage notes as of September 30, 2016, located in 20 states, totaling approximately 1.1 million square feet.
Additional information regarding the Company, including this quarter's operations, can be found at www.chct.reit.  Please contact the Company at 615-771-3052 to request a printed copy of this information.
Cautionary Note Regarding Forward-Looking Statements
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. We therefore caution you against relying on such forward-looking statements. These risks and uncertainties are discussed from time to time in its filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein which speak only as of the date hereof. We intend these forward-looking statements to speak only as of the time of this release and the Company undertakes no obligation to update forward-looking statements, whether as the result of new information, future developments, or otherwise, except as may be required by law.

CONTACT: W. Page Barnes, 615-771-3052
SOURCE: Community Healthcare Trust Incorporated

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